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                                                                EXHIBIT 10.20


January 10, 1997


Mr. Philip F. Otto
2626 Green Street
San Francisco, California 94123

Dear Phil:

This is to confirm in writing the following with regard to the letter agreement between you and California Microwave, Inc. (the "Company"), dated September 22, 1992, as amended on July 30, 1993 and August 15, 1994 (the "Agreement"):

        1. You resigned as an officer and director of the Company on December 12, 1996. Notice was duly given you on that date of termination of your employment as an employee of the Company, with such termination to be effective at the close of business on January 12, 1997.

        2. You will continue to be paid at your present salary rate and receive health benefits as an employee through January 12, 1997 and shall be entitled to participate in the Employee Stock Purchase Plan of the Company through December 31, 1996.

        3. In full satisfaction of all amounts and benefits to which you are entitled under the Agreement, you shall receive the following:

        (a) A lump sum payment for all accrued vacation and holiday credits through December 12, 1996, payable on February 1, 1997.

        (b) On the first day of each of 35 consecutive months, commencing on February 1, 1997, payment of the amount of $30,416.67, subject to any required withholding for applicable Federal or State taxes.

        (c) Reimbursement of your costs for the health benefits described in subparagraph 1 of paragraph 11 of the Agreement for a period that ends on the earlier of (i) the date on which you obtain health benefits from a new employer, or (ii) the expiration of 23 months from January 12, 1997, subject to the limitations on such reimbursement contained in that subparagraph (which shall be based upon costs in effect as of December 12, 1996).

        4. All other benefits provided for under the Agreement, including without limitation the benefits provided for in paragraph 10 of the Agreement, ceased as of December 12, 1996.



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        5. Without the payment of further consideration therefor, you have agreed to make yourself available for 15 business days of consulting (excluding travel time) over the 120 days immediately succeeding January 12, 1997, such consulting to be at reasonable times as agreed upon between you and the Chairman of the Board or President of the Company. You will be reimbursed by the Company for reasonable expenses incurred by you in connection with performing such consulting services.

        6. You have acknowledged that the Company has fully complied with the provisions of the last sentence of paragraph 12 of the Agreement and that you shall not use the trade secrets or confidential information that is the subject of paragraph 12, to either directly or indirectly solicit CMI employees or to compete with CMI.

        7. The provisions of the first sentence of paragraph 12 of the Agreement shall remain in full force and effect except that disclosure shall not be a breach of the Agreement or this letter agreement if made pursuant to court order or as required by law. The provisions of paragraph 13 of the Agreement shall remain in full force and effect.

        8. The Company specifically acknowledges and reaffirms its obligations contained in those certain Indemnification Agreements between you and the Company dated January 20, 1992.

        9. The agreements contained in this letter shall be binding upon and shall inure to the benefit of you and the Company.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to me the attached copy of this letter.



Sincerely yours,



CALIFORNIA MICROWAVE, INC.


By
   -----------------------------------
        David B. Leeson
        Chairman of the Board


AGREED:


   -----------------------------------
        Philip F. Otto



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